                         MEDICAL ACTION INDUSTRIES INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 9, 1995

                            ------------------------

To the Stockholders of
MEDICAL ACTION INDUSTRIES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on August 9, 1995 at Ernst & Young LLP, 395
N. Service Road, Melville, New York at 3:00 p.m. (the 'Annual Meeting'), for the following purposes:

     1. To elect two directors to serve in Class II until the 1998 Annual Meeting of Stockholders;

     2. To consider and act upon the ratification of Ernst & Young LLP as independent public auditors of the Company for the fiscal year ending March 31, 1996; and

     3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on June 23, 1995 shall be entitled to vote at the Annual Meeting.

     IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU AS SPECIFIED.

                                             By Order of the Board of Directors,

                                             Richard G. Satin
                                             Vice President -- Operations
                                             and General Counsel

Dated: Hauppauge, New York
       July 1, 1995

                         MEDICAL ACTION INDUSTRIES INC.
                               150 MOTOR PARKWAY
                           HAUPPAUGE, NEW YORK 11788

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, AUGUST 9, 1995

                            ------------------------

                                PROXY STATEMENT

     The Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. (the 'Company') will be held on Wednesday, August 9, 1995 at Ernst & Young LLP, 395
N. Service Road, Melville, New York at 3:00 p.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting and at any and all adjournments of such meeting.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the attention of the Corporate Secretary of the Company or in person at the Annual Meeting.

VOTING RIGHTS

     On June 23, 1995 (the 'Record Date'), the Company had outstanding one class of voting securities, namely 8,038,030 shares of Common Stock, $.001 par value. Stockholders are entitled to one vote for each share registered in their names at the close of business on the Record Date. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The following table sets forth as of the Record Date certain information with regard to ownership of the Company's Common Stock by (i) each beneficial owner of 5% or more of the Company's Common Stock; (ii) each director; and (iii) all executive officers and directors of the Company as a group:

                    NAME AND ADDRESS      AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS    OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP(1)    CLASS
----------------------------------------------------------------------------
Common Stock     Joseph R. Meringola              1,919,684(2)      23.9%
$.001 par value  150 Motor Parkway
                 Hauppauge, New York

Common Stock     Paul D. Meringola                  364,000(2)       4.4%
$.001 par value  150 Motor Parkway
                 Hauppauge, New York

Common Stock     Richard G. Satin                   162,150(2)       2.0%
$.001 par value  150 Motor Parkway
                 Hauppauge, New York

                    NAME AND ADDRESS      AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS    OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP(1)    CLASS
----------------------------------------------------------------------------
Common Stock     Dr. Philip F. Corso                 18,000          --
$.001 par value  1200 Post Road East
                 Westport, Connecticut

Common Stock     Dr. Thomas A. Nicosia                1,000          --
$.001 par value  1615 Northern Blvd.
                 Manhasset, New York

Common Stock     Bernard Wengrover                   50,000          --
$.001 par value  111 Great Neck Road
                 Great Neck, New York

Common Stock     Grover A. Cox                      100,000(2)       1.2%
$.001 par value  5156 N. Placita Barra
                 Tucson, Arizona

Common Stock     Directors and Officers           2,769,334(2)      32.4%
$.001 par value  as a Group (8 Persons)

------------------
(1) Unless otherwise indicated, no director beneficially owns more than 1% of the Company's Common Stock.

(2) Includes shares (i) awarded under the Company's Restricted Management Stock Bonus Plan, and (ii) exercisable under the Company's Non-Qualified Stock Option Plan and Incentive Stock Option Plan.


     This Proxy Statement has been mailed on or about July 1, 1995 to all stockholders as of the Record Date.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of seven directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The two directors named below in Class II, all of whom are presently directors of the Company, have been nominated for election as directors of the Company until the Annual Meeting of Stockholders in 1998 or until their respective successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as directors of the aforesaid nominees, unless they shall be unavailable, in which event such shares may be voted for substitute nominee(s) designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable or, if elected, will decline to serve. The following table sets forth the directors of the Company.

         CLASS I                    CLASS II                   CLASS III
   (TO SERVE UNTIL THE         (TO SERVE UNTIL THE        (TO SERVE UNTIL THE
    ANNUAL MEETING OF           ANNUAL MEETING OF          ANNUAL MEETING OF
  STOCKHOLDERS IN 1997)       STOCKHOLDERS IN 1995)      STOCKHOLDERS IN 1996)
--------------------------------------------------------------------------------
Dr. Thomas A. Nicosia       Bernard Wengrover          Joseph R. Meringola
Grover A. Cox               Paul D. Meringola          Dr. Philip F. Corso
Richard G. Satin

     The Board of Directors held five meetings during the fiscal year ended March 31, 1995. Except for Dr. Nicosia, all directors attended 75% or more of the aggregate number of meetings of the Board and its committees, on which they serve. Non-employee directors receive $500 for each board meeting they attend. In addition, Mr. Wengrover is compensated pursuant to a separate consulting agreement.

BOARD COMMITTEES

     The Board of Directors has established the following committees, all of which consist of three non-employee directors, Mr. Wengrover, Dr. Corso and Dr. Nicosia, to perform certain specific functions. Included among the committees are an Audit Committee, a Compensation Committee and a Stock Option Committee. There is no Nominating Committee of the Board of Directors.

     AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The Audit Committee held one meeting during the last fiscal year.


     COMPENSATION COMMITTEE. This Committee makes recommendations to the Board of Directors with respect to compensation for the officers of the Company and the Chief Executive Officer. This Committee met one time during fiscal year 1995.

     STOCK OPTION COMMITTEE. This Committee has reviewed and approved the grant of options pursuant to the Company's stock option plans for the Company's directors and officers. The Committee held one meeting during the last fiscal year.

PRESENT OCCUPATION OF DIRECTORS

     Mr. Joseph R. Meringola has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1977. Mr. Meringola has served in various executive management and operating positions for the Company, including President and Chief Operating Officer. Mr. Meringola received a Bachelor of Science degree in business administration from C.W. Post College of Long Island University.

     Mr. Paul D. Meringola, a director and President of the Company since November, 1992, has been employed by the Company for more than the past fifteen years in various executive positions. He previously served the Company as Vice President -- Operations from March, 1989 to October, 1991 and Senior Vice President (Chief Operating Officer) from October, 1991 to November, 1992.

     Mr. Richard G. Satin, previously a director of the Company from October, 1987 to February, 1992, was reappointed to the Board of Directors in February, 1993. Mr. Satin has been employed by the Company as Vice President and General Counsel since January, 1993 and has been Corporate Secretary of the Company since October, 1991. In February, 1994, Mr. Satin was appointed Vice
President -- Operations. Mr. Satin, a practicing attorney in the State of New York for more than the past ten years, was associated with the law firm of Blau, Kramer, Wactlar, Lieberman & Satin, P.C. from May, 1983 to January, 1993.

     Mr. Grover A. Cox, a director of the Company since February, 1993, was Vice President -- Corporate from February, 1992 until December, 1993. Since April, 1994, Mr. Cox has been employed by Manzi Medical as Vice President -- Sales. Prior to joining the Company, Mr. Cox was employed by the Kendall Corporation for thirty years in various sales and marketing positions including Vice President--Corporate Accounts (Healthcare Products). Mr. Cox received a Bachelor of Arts degree in economics from Colgate University.

     Dr. Philip F. Corso, a director of the Company since March, 1984, has been associated with the Yale University School of Medicine for more than the past ten years and is presently Assistant Clinical Professor. In addition, Dr. Corso is Senior Attending and Chief of Plastic Surgery at Bridgeport and Norwalk Hospitals in Connecticut. Dr. Corso has also published numerous articles in professional journals on plastic and reconstructive surgery.

     Dr. Thomas A. Nicosia, a director of the Company since November, 1985, has been a practicing cardiologist for more than the past five years. Dr. Nicosia is a fellow of the American College of Cardiology and is affiliated with St.

Francis Hospital in Roslyn, New York and North Shore University Hospital in Manhasset, New York.

     Mr. Bernard Wengrover, a director of the Company since October, 1990, has been a certified public accountant in the State of New York for more than twenty years and is a partner in the accounting firm of Schneider, Ehrlich & Wengrover. Mr. Wengrover was the Company's independent auditor from 1977 until March 31, 1989.

                                   MANAGEMENT

OFFICERS OF THE COMPANY

     The Company's executive officers are as follows:

         NAME           AGE            POSITION HELD WITH THE COMPANY
--------------------------------------------------------------------------------
Joseph R. Meringola...   52  Chairman of the Board (Chief Executive Officer)

Paul D. Meringola.....   37  President (Chief Operating Officer)

Richard G. Satin......   40  Vice President -- Operations, General Counsel
                             and Corporate Secretary

Daniel Marsh..........   37  Vice President -- Sales and Marketing

     All of the executive officers of the Company hold office at the pleasure of the Board of Directors. Joseph R. and Paul D. Meringola are brothers.

     Mr. Daniel Marsh has been employed by the Company for more than the past five years in various sales and marketing positions. Mr. Marsh was appointed Vice President of Sales and Marketing in February, 1994 and since April 1, 1993 served as Vice President -- International.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers (referred to collectively with the Chief Executive Officer as the 'named executives') during the years ended March 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                     ------------------------------
                                        ANNUAL COMPENSATION                      AWARDS
                                  -------------------------------    ------------------------------     ALL OTHER
                                  FISCAL                             RESTRICTED STOCK                  COMPENSATION
NAME AND PRINCIPAL POSITION(1)     YEAR     SALARY($)    BONUS($)      AWARDS($)(2)      OPTIONS(#)       ($)(4)
-------------------------------------------------------------------------------------------------------------------
Joseph R. Meringola............     1995      208,000      --             --                --             5,969
  Chairman of the Board             1994      209,695      --             --                --             4,497
  and CEO                           1993      210,050      --             --                --             5,804

Paul D. Meringola(3)...........     1995      172,593      --              13,281           --             7,105
  President and Chief Operating     1994      158,046     10,000          112,500           50,000        17,865
  Officer                           1993      140,008      --             --                25,000         4,772

Richard G. Satin(3)(5).........     1995      127,692      --              12,750           --             5,036
  Vice President -- Operations      1994      119,772      7,500           45,000           25,000         1,477
  and General Counsel

Daniel Marsh(3)(5).............     1995      139,666      --              12,750           --             1,811
  Vice President -- Sales           1994      131,244      7,500           33,750           15,000         3,931
  and Marketing

------------------
(1) Includes Chairman of the Board and Chief Executive Officer and the other most highly compensated executive officers as measured by salary and bonus.

(2) Represents the dollar value of restricted shares granted during the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. The aggregate number of shares of restricted stock held by each named executive as of March 31, 1995, together with the value of those shares is as follows: Mr. Joseph R. Meringola -- 50,000 shares/$53,125; Mr. Paul D. Meringola -- 99,500 shares/$105,719; Richard G. Satin -- 52,000 shares/$55,250 and Daniel Marsh -- 27,000 shares/$28,688. The shares of restricted stock vest in four equal installments (25% increments) on the second, third, fourth and fifth anniversaries of the date of issuance. Dividends are paid in shares of restricted stock if and to the extent paid on the Company's Common Stock generally.


(3) The Company has entered into an Employment Agreement with Mr. Paul D. Meringola and Change of Control Agreements with Messrs. Paul D. Meringola, Satin and Marsh that may result in payments to each of them upon a change of control of the Company. These arrangements are described under 'Management -- Employment Agreement' and 'Change of Control Arrangements'.

(4) Includes, among other things, matching contributions under the Company's 401(K) Retirement Plan, the cost to the Company of the nonbusiness use of Company automobiles and amounts payable to Mr. Paul D. Meringola under his Employment Agreement.

(5) Messrs. Satin and Marsh became executive officers in February, 1993 and February, 1994, respectively.

STOCK OPTIONS

     During the fiscal year ended March 31, 1995, there were no individual grants of stock options made to the named executives.

     The following table sets forth with respect to the named executives, information concerning the exercise of options during the last fiscal year and unexercised options held as of March 31, 1995:

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                                      VALUE OF UNEXERCISED IN-THE-
                           SHARES                      NUMBER OF UNEXERCISED           MONEY OPTIONS AT YEAR END
                         ACQUIRED ON                  OPTIONS AT YEAR END 1995                    1995
                          EXERCISE       VALUE      ----------------------------    --------------------------------
NAME                         (#)        REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Joseph R. Meringola...     --            --            --              --               --                 --
Paul D. Meringola.....     --            --           192,500          25,000          $18,844             --
Richard G. Satin......     --            --            95,000          12,500          $ 3,488             --
Daniel Marsh..........     --            --           127,500           7,500          $11,988             --

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Pursuant to Section 16(a) of the Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock ('reporting persons') are required from time to time to file with the Securities and Exchange Commission (the 'Commission') reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal 1995 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Act of 1934.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for developing and making recommendations to the Company with respect to executive officer compensation policies, addressing such matters as salaries, incentive plans, benefits and over-all compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

     The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent and to align the executive officers' interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officers with the opportunity to build a substantial ownership interest in the Company.

     The compensation of an executive officer of the Company includes cash compensation consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and restricted stock awards, and participation in various benefit plans generally available to employees of the Company.

     Although the compensation paid to each of the Company's executive officers is well below the $1 million deduction limit under the Internal Revenue Code of 1986 (the 'Code'), the Company intends to take the necessary steps to conform its compensation to comply with the Code.

     Base Salary. Compensation for each of the named officers consists of a base salary and annual and longer-term incentive compensation. In the setting of base salaries, consideration is given to national and local salary surveys and review of salaries paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the particular geographic area. Annual and longer-term incentive compensation is tied to the Company's and the executive's success in achieving significant financial and non-financial goals.

     The Committee weighs the value of achievement of subjective factors such as demonstrated management ability, initiative and contributions toward the Company's goal of leadership within the industry in which it competes. The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside the Company's and the executive's control. The Committee recognizes that the operational challenges faced during unforeseen times or events are often valid reasons to modify what may otherwise be a negative result to the base salary decision.

     Finally, the Committee considers the individual executive's impact on those elements that contribute to increased stockholder value. The Committee's discretion usually determines the weighing of these various factors in its final determination of base salary development or adjustment.

     Incentive Compensation. In evaluating the performance and setting the incentive compensation of the executive officers of the Company, the Committee developed an incentive program predominantly predicated on the attainment of specific levels of revenue and pre-tax income for the Company. To a lesser extent, the Committee considers other managerial goals stated as objectively as possible. For the fiscal year ended March 31, 1995, no incentive compensation was awarded to the named executives.

     Stock Options and Grants. The Committee periodically considers the desirability of granting senior executives, including the named executives, awards under the Company's stock plans. The Committee believes that its past grants of stock options and restricted stock awards have successfully focused the Company's senior management on building profitability and stockholder value.

     In determining the amount and nature of awards under such plans to be granted to the senior management group, including the named executives, the Committee reviews with the Chief Executive Officer awards recommended by him, taking into account the respective scope of accountability, strategies and operational goals and anticipated performance requirements and contributions of each member of the senior management group. The award to the Chief Executive Officer is established separately and is based, among other things, on the Committee's analysis of his past and expected future contributions to the Company's achievement of its long-term performance goals.

CEO COMPENSATION

     Determination of the Company's compensation of its Chief Executive Officer and founder, Joseph R. Meringola, takes into account the factors described above as pertinent to the remainder of the Company's executives, while also taking into consideration the nature of the Company's business and efforts expended in connection with development of the Company's strategy and product development activities.

     The Committee has concluded that Mr. Meringola's performance warrants the compensation for 1995 as reflected in the Summary Compensation table on page 5.

                                       The Compensation Committee

                                       Bernard Wengrover
                                       Dr. Philip Corso
                                       Dr. Thomas Nicosia

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor 500 Stock Index and a Peer Group Index for the period of five years commencing April 1, 1990 and ending March 31, 1995.

     The Peer Group Index is comprised of the following publicly traded companies, all of whom are contained within the Standard Industry Code 3841:

     Acme UTD Corp.                       Alliance Imaging Inc.
     Allied Healthcare Products, Inc.     Electromedics Inc.
     Graham Field Health Products         Namic USA Corp.
     Personal Diagnostics Inc.            Protocol Systems Inc.
     Quest Medical Inc.                   Survival Technology Inc.

                              [PERFORMANCE GRAPH]

     None of the companies in the Peer Group offers a fully comparable range of products and services. The returns of each company have been weighed according to their respective stock market capitalization for purposes of arriving at a peer group average.

     The line graph assumes that $100 was invested on April 1, 1990 in each of the companies' common stock, the Standard & Poor 500 Stock Index and the Peer Group Index and that all dividends were reinvested.

EMPLOYMENT AGREEMENT

     In February, 1993, the Company entered into an Employment Agreement with Paul D. Meringola for the period April 1, 1993 through March 31, 1996. The Agreement provides for a salary at an annual rate of $150,000, together with cost of living increments and the reimbursement of medical expenses not otherwise covered by the Company's medical plans, up to a maximum of $5,000. The Agreement further provides that in the event there is a change in control of the Company, as defined therein, or in any person directly or indirectly controlling the Company, as also defined therein, Mr. Meringola has the option, exercisable within six months of becoming aware of such event, to terminate his Employment Agreement. Upon such termination, Mr. Meringola has the right to receive as a lump sum payment an amount equal to the compensation remaining to be paid for the balance of the term of the Agreement.

1989 NON-QUALIFIED STOCK OPTION PLAN

     The Company's Board of Directors and stockholders approved a Non-Qualified Stock Option Plan (the 'Plan') which presently covers 1,150,000 shares of the Company's Common Stock. The Plan, which expires in 1999, permits the granting of non-qualified options to the Company's officers, directors and other senior executives and management and supervisory personnel and consultants. The Plan is administered by the Stock Option Committee, who determine, among other things, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, the purchase price of the shares and the term of each option, with the exception that no option can be granted at less than 85% of the market value at the time of grant and options may only be exercised before the expiration of five years from the date of grant. Each option granted under the Plan may be exercised only during the continuance of an Optionee's employment or service with the Company.

1994 STOCK INCENTIVE PLAN

     The Company's Board of Directors and stockholders have approved the 1994 Stock Incentive Plan (the 'Incentive Plan'), which presently covers 500,000 shares of the Company's Common Stock. The Incentive Plan, which expires in 2004, permits the granting of incentive stock options, shares of restricted stock and non-qualified stock options. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Stock Option Committee, who determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards. The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. As of March 31, 1995, no issuances have been made under the Incentive Plan.

INCENTIVE STOCK OPTION PLAN

     The Company's Incentive Stock Option Plan (the 'Option Plan'), which covered 350,000 shares of the Company's Common Stock, $.001 par value per share, expired in May, 1994. The option price was the fair market value on the date of grant, unless the employee owns, as defined in the applicable sections of the Internal Revenue Code of 1954, as amended, 10% of the total combined voting power or value of the Common Stock of the Company immediately before the grant of any option, in which case the option price was at least 110% of the fair market value at the date of grant. Options expire five years from date of grant unless the employment is terminated, in which event, subject to certain exceptions, the options terminate three months subsequent to date of termination.

RESTRICTED MANAGEMENT STOCK BONUS PLAN

     The Company's Restricted Management Stock Bonus Plan (the 'Bonus Plan'), which covered 500,000 shares of the Company's Common Stock, $.001 par value per share, expired in May, 1994. Shares issued under the Bonus Plan vest in four equal installments on the second, third, fourth and fifth anniversaries of the date of issuance. Except for those shares which have vested, shares issued under the Bonus Plan may not be sold, transferred or otherwise disposed of unless they are first offered to the Company for the same amount paid by the recipient.

MEDICAL ACTION INDUSTRIES INC. RETIREMENT PLAN

     The Company has adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the 'Retirement Plan') for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All employees of the

Company and its subsidiaries are eligible to participate in the Retirement Plan. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute up to 15% of his compensation, as defined therein. Each participant's contribution vests immediately.

     In addition, the Retirement Plan provides for discretionary Company contributions, up to a maximum of 3% of such participant's compensation. Each participant's portion of the discretionary contribution vests over a period of four years.

     For the fiscal year ended March 31, 1995, contributions under the Retirement Plan for Messrs. Joseph R. Meringola, Paul D. Meringola, Richard G. Satin and Daniel Marsh were approximately $1,920, $1,994, $1,397 and $1,507, respectively, and $6,818 for all officers as a group.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with three of its executive officers, Messrs. Paul D. Meringola, Satin and Marsh, which provide certain benefits in the event of a change in control of the Company. A 'change in control' of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (i) such executive's highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any 'excess parachute payment' excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

     Prior to a change in control, the rights and obligations of the executive with regard to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company. The agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 1996. A representative of the firm plans to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     During fiscal 1995, the Company's Chairman of the Board, Joseph R. Meringola, satisfied in full previously outstanding loans made to him in the aggregate amount of $150,000.

                             ADDITIONAL INFORMATION

     The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than April 1, 1996 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not to be considered proxy soliciting material.

                                          By Order of the Board of Directors,

                                          Richard G. Satin
                                          Vice President -- Operations
                                          and General Counsel

Dated: Hauppauge, New York
       July 1, 1995

                         MEDICAL ACTION INDUSTRIES INC.
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

    The undersigned hereby appoints Paul D. Meringola and Richard G. Satin, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the 'Company') to be held on August 9, 1995 at 3:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

    /x/ Please mark your votes as in this example.

    1. Election of Directors:

                            FOR / /          WITHHELD / /

    FOR, EXCEPT VOTE WITHHELD FOR THE FOLLOWING NOMINEE(S): ____________________

    NOMINEES: Bernard Wengrover, Paul D. Meringola

    2. Approval of the ratification of Ernst & Young LLP as independent public auditors of the Company for the fiscal year ending March 31, 1996.

                  FOR / /          AGAINST / /          ABSTAIN / /

                                                  (To be Signed on Reverse Side)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN. IF NO INSTRUCTIONS ARE INDICATED, THE PERSONS NAMED PROXY HEREIN WILL VOTE ALL SHARES IN THE NAME OF THE UNDERSIGNED FOR THE MATTERS SET FORTH HEREIN AND, IN THEIR DISCRETION, FOR ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

    Please mark, date, sign and promptly return this proxy in the accompaning envelope. No postage is required if mailed within the United States.

                                       Date ____________________________________

                                       Signature _______________________________

                                       Signature _______________________________

                                       NOTE: Please sign as name appears hereon.
                                       Joint owners should each sign. When
                                       signing as attorney, executor,
                                       administrator or guardian, please give
                                       full title as such.